UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 18, 2011

WEBSTER FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-31486	06-1187536
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

145 Bank Street (Webster Plaza), Waterbury, Connecticut		06702
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (203) 578-2202

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On November 18, 2011, Webster Bank received final court approval for settlement of the previously reported litigation with Community Building Systems, Inc., the developer of the Broadwin condominium conversion project in Columbus, Ohio, and certain original unit purchasers in the project. As a result of the settlement, which is for an amount significantly less than previously reserved in connection with the litigation, Webster Financial Corporation (“Webster”) will record a pre-tax benefit of approximately $9.5 million in its results for the three months ended December 31, 2011.

Under the settlement, in exchange for complete and general releases from the plaintiffs, Webster Bank will pay a total of $10.5 million to the plaintiffs and deliver a quit-claim deed to the condominium units at the Broadwin property owned by a Webster Bank affiliate to a designee of Community Building Systems, Inc. The parties agree that the settlement is a compromise of disputed claims and does not constitute an admission by any party that any claim, defense or fact alleged by any other party is true or meritorious.

Additional information regarding the litigation can be found under the heading “Broadwin Condominium Matter” in Part II, Item 1 of Webster’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, as updated in Part II, Item 1 of its Quarterly Reports on Form 10-Q for each of the quarters ended June 30, 2011 and September 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEBSTER FINANCIAL CORPORATION

By:	/s/ Gregory S. Madar
Gregory S. Madar
Senior Vice President and
Chief Accounting Officer

Date: November 18, 2011